August 10, 2020

FOR IMMEDIATE RELEASE

Mobivity Announces Q2 2020 Results, Net Loss Narrows as Gross Profit Climbs 92%

PHOENIX, AZ – August 10, 2020 – Mobivity Holdings Corp. (OTCQB:MFON), maker of the award-winning Recurrency platform that increases customer engagement through mobile messaging and personalized digital offers, and drives digital transformation for restaurants, retail and personal care brands, today announced financial results for the second quarter (“Q2”) ending June 30, 2020.

Q2 2020 Highlights

•Revenues increased 14% to $2.8 million compared to $2.4 million in Q2 2019.

•Gross margins increased by 69% to 56% in Q2 of 2020 versus 33% during the same period last year.

•Gross profit rose 92% to $1.56 million in Q2 2020 from $808,000 in Q2 2019.

•Net loss narrowed by 72% to $(726,000) compared to $(2.6) million in Q2 2019.

•Cash used in operations for the first half of 2020 fell to just $167,000 compared to $2.6 million during the first half of 2019.

Dennis Becker, Mobivity Chairman and CEO, commented, “For the second quarter we delivered a 14% year-over-year increase in revenue and a significant improvement in our bottom-line, despite the unprecedented challenges faced due to the pandemic. Customer deployments continued to increase across the globe, and we brought several COVID relief programs to market while our workforce moved to an all-virtual work environment. We are on pace to achieve a recurring revenue run rate of $14 million for the year and continue to approach cash flow break even.”

Becker continued, “The pandemic has forced merchants to transition to digital solutions so they can continue to operate and grow while navigating shutdowns and a decreasing number of opportunities for face-to-face customer interactions. Our solutions enable restaurateurs to pivot quickly and spontaneously roll out special offers and low contact ordering options like delivery and curbside pickup. The pandemic has exposed the importance of investing in direct, digital connections with consumers, and we are well-positioned to capture a meaningful share of the opportunities. Our proven solutions provide an above average return on investment and in some cases are necessary for the ongoing viability of a business given current conditions. Mobivity’s tremendous scale of billions of customer interactions, and millions of offers handled monthly gives us the experience and track record to help this transition.”

55 North Arizona Place, Suite 310, Chandler, AZ 85225

Consolidated Financial Summaries

Conference Call

Mobivity will host a conference call at 4:30 p.m. ET on August 10, 2020.

Date: Monday, August 10th, 2020

Time: 4:30 P.M. Eastern Time (ET)

Dial in Number for U.S. Callers: 1- 855-327-6837

Dial in Number for International Callers: 1-631-891-4304

Please Reference Conference ID: 10010631

The call will also be accompanied live by webcast over the Internet and accessible at http://public.viavid.com/index.php?id=141082.

A replay will be available for two weeks starting on August 10th, 2020 at approximately 7:30 P.M. ET. To access the replay, please dial 1-844-512-2921 in the U.S. and 1-412-317-6671 for international callers. The conference ID# is 10010631. The replay will also be available on the Company’s website under the investor relations section.

55 North Arizona Place, Suite 310, Chandler, AZ 85225

Mobivity Holdings Corp.
Condensed Consolidated Balance Sheets

	June 30, 2020 (Unaudited)	December 31, 2019 (Audited)
ASSETS		
Current assets		
Cash	$ 996,710	$ 273,599
Accounts receivable, net of allowance for doubtful accounts of $85,803 and $88,071, respectively	382,848	614,726
Contracts receivable, current	943,904	526,948
Right to use lease assets	147,946	-
Other current assets	374,553	601,749
Total current assets	2,845,961	2,017,022
Goodwill	496,352	496,352
Right to use lease assets	25,559	260,645
Intangible assets, net	1,547,051	1,762,211
Contracts receivable, long term	1,887,808	1,260,371
Other assets	57,027	67,787
TOTAL ASSETS	**$ 6,859,758**	**$ 5,864,388**
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities		
Accounts payable	$ 3,753,234	$ 3,256,888
Accrued interest	133,997	35,292
Accrued and deferred personnel compensation	187,925	244,953
Deferred revenue and customer deposits	781,324	440,309
Related party notes payable	80,000	140,700
Notes payable, net - current maturities	534,241	540,576
Operating lease liability	182,672	258,343
Other current liabilities	547,014	308,465
Total current liabilities	6,200,407	5,225,526
Non-current liabilities		
Related party notes payable, net - long term	1,200,000	1,000,000
Notes payable, net - long term	1,255,642	567,529
Operating lease liability	32,690	45,460
Other long term liabilities	1,108,712	740,218
Total non-current liabilities	3,597,044	2,353,207
Total liabilities	9,797,451	7,578,733
Commitments and Contingencies		
Stockholders' equity		
Common stock, $0.001 par value; 100,000,000 shares authorized; 51,615,469 and 51,380,969, shares issued and outstanding	51,616	51,381
Equity payable	100,862	100,862
Additional paid-in capital	95,338,760	94,781,738
Accumulated other comprehensive income	(30,437)	8,780
Accumulated deficit	(98,398,494)	(96,657,106)
Total stockholders' equity	(2,937,693)	(1,714,345)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	**$ 6,859,758**	**$ 5,864,388**

55 North Arizona Place, Suite 310, Chandler, AZ 85225

Non-GAAP Measurements

This press release includes certain financial information which constitutes "non-GAAP financial measures" as defined by the SEC. A full reconciliation of the non-GAAP measures to GAAP can be found in the tables of today's press release. Non-GAAP adjusted net income is supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used

55 North Arizona Place, Suite 310, Chandler, AZ 85225

by management to facilitate period-to-period comparisons and analysis of Mobivity's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Mobivity's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

About Mobivity

Brick and mortar stores struggle to manage customer connections in a digital world. Mobivity provides a platform to connect national restaurants, retailers, personal care brands, and their partners with customers to increase retention, visits, and spend. Mobivity’s Recurrency platform increases customer engagement and frequency by capturing detailed POS transaction data, analyzing customer habits, and motivating customers and employees through data-driven messaging applications and rewards. For more information about Mobivity, visit mobivity.com or call (877) 282-7660.

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Forward Looking Statement

This press release contains forward-looking statements concerning Mobivity Holdings Corp. within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding the benefits of recent additions to the Company’s management team; the Company’s expectations for the growth of the Company's operations and revenue; and the advantages and growth prospects of the mobile marketing industry. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, our ability to successfully integrate our recent additions to management; our ability to develop the sales force required to achieve our development and revenue goals; our ability to raise additional working capital as and when needed; changes in the laws and regulations affecting the mobile marketing industry and those other risks set forth in Mobivity Holdings Corp.'s annual report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 30, 2020 and subsequently filed quarterly reports on Form 10-Q. Mobivity Holdings Corp. cautions readers not to place undue reliance on any forward-looking statements. Mobivity Holdings Corp. does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Investor Relations Contact:

Lynn Tiscareno • Chief Financial Officer, Mobivity
(877) 282-7660

Brett Maas • Managing Partner, Hayden IR
brett@haydenir.com • (646) 536-7331

55 North Arizona Place, Suite 310, Chandler, AZ 85225